Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2009, relating to the financial statements of Louisiana-Pacific Corporation and subsidiaries (which expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company's adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of January 1, 2008 with respect to the Company’s recurring financial assets and liabilities, Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of December 31, 2008 for the measurement date provisions and as of December 31, 2006 for the recognition and disclosure provisions, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 on January 1, 2007, and Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment on January 1, 2006), and our report dated February 26, 2009 related to the effectiveness of Louisiana-Pacific Corporation and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Louisiana-Pacific Corporation and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Nashville, TN

June 4, 2009